UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2005

WILLIS LEASE FINANCE CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-28774	68-0070656
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2320 Marinship Way, Suite 300

Sausalito, California 94965

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:        (415) 275-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a).  Non-Reliance on Previously Issued Financial Statements.

On July 7, 2005, the Audit Committee of the Willis Lease Finance Corporation Board of Directors determined that the Company should restate its previously issued consolidated balance sheet, statement of income and statement of cash flows for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 and the three month periods ended March 31, 2005 and 2004 and concluded that such previously issued financial statements should no longer be relied upon.

In order to address comments from the staff (the “Staff”) of the Securities and Exchange Commission (“SEC”) in connection with the Staff’s review of the Company’s periodic filings, the Audit Committee concluded that the Company should make these restatements, neither of which would impact the Company’s previously reported net income, earnings per share, total assets, total liabilities, or total equity.

The Audit Committee decided that the Company should restate its total revenue and operating expenses to report the net gain from prepayment of certain debt in 2002 as a reduction of expense instead of revenue.  The Audit Committee also concluded that the Company should restate cash that is restricted pursuant to the Company’s credit agreements as a separate line item on the balance sheet.  In its prior SEC filings, the Company had disclosed in narrative form these same amounts which were included as part of cash and cash equivalents on the balance sheet.

As a result of these changes, the statements of cash flows for fiscal years 2004, 2003 and 2002 and for the three-month periods ended March 31, 2005 and 2004 will be restated.  The Company will file an amended Annual Report on Form 10-K for the year ended December 31, 2004 and an amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 with the SEC which will include the restated financial statements including related disclosures.

On July 7, 2005, the Company’s Audit Committee discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters disclosed in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2005

WILLIS LEASE FINANCE CORPORATION

	By:	/s/ Monica J. Burke
Monica J. Burke
Executive Vice President and Chief Financial
Officer